Exhibit 10.1

EXECUTION COPY
SHARE REPURCHASE AGREEMENT
          THIS SHARE REPURCHASE AGREEMENT (this “Agreement”), is entered into on April 29, 2008 by REYNOLDS AMERICAN INC. (the “Company”) and BROWN & WILLIAMSON HOLDINGS, INC. (f/k/a Brown & Williamson Tobacco Corporation) (“B&W”).
RECITALS
I.	The Company’s Board of Directors has authorized a share repurchase program (the “Share Repurchase Program”) for the purchase of outstanding shares of common stock of the Company, par value $0.0001 per share (the “Shares”), pursuant to which the Company may spend up to $350,000,000 over one year to repurchase Shares.

II.	Pursuant to the Governance Agreement dated as of July 30, 2004, as amended (the “Governance Agreement”), the parties hereto and British American Tobacco p.l.c. established certain terms and conditions concerning the corporate governance of the Company, the acquisition and disposition of securities of the Company by British American Tobacco p.l.c., B&W and its affiliates and other matters. All capitalized terms used but not defined herein shall have the meanings set forth in the Governance Agreement.

III.	The purpose of this Agreement is to permit and require B&W to participate in the Share Repurchase Program, subject to the conditions herein, on a basis approximately proportionate with B&W’s percentage ownership of the equity of the Company and in a manner in which the repurchases from B&W shall qualify for the Intended Tax Treatment (as defined below). IV. This Agreement is being entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “1934 Act”).
          IN CONSIDERATION OF the mutual promises contained in this Agreement, the Company and B&W hereby agree:
A.	Calculations; Purchase and Sale.
1.	For purposes of this Agreement,
     (i) a “Buyback Week” means a Calendar Week (as defined below) during which the Company repurchases any Shares pursuant to the Share Repurchase Program from any Person other than B&W;
     (ii) a “Calculation Period” means a period that begins on the day immediately after the end of the preceding Calculation Period (or in the case of the first Calculation Period, on the first day of the month that includes the date of this Agreement) and ends on the earlier of (i) the next Friday that is the last day of a Buyback Week or (ii) the next Friday that is the last Friday of a calendar month; and
     (iii) “Calendar Week” means each seven-day period ending on a Friday.
2.	The Company will promptly notify B&W if a Calendar Week is or is expected to be a Buyback Week.

3.	On or before the third business day following the end of each Calculation Period, the Company will deliver to B&W a certificate (a “Calculation Certificate”), signed on behalf of the Company by any of its Chief Financial Officer, Chief Accounting Officer, Treasurer or Secretary, substantially in the form attached hereto as Exhibit A, as the same may hereafter be amended by the mutual agreement of the parties hereto. If the Calculation Period includes a Buyback Week, then the Calculation Certificate shall set forth the number of Shares that the Company proposes to buy back from B&W with respect to such Buyback Week (the “B&W Buyback Number”). The B&W Buyback Number shall be calculated in the Calculation Certificate based on the principles referred to in Paragraphs A.5 and A.6.

4.	B&W, on or before the third business day following receipt of a Calculation Certificate with respect to a Calculation Period which includes a Buyback Week, shall deliver a notice (the “B&W Notice”) to the Company substantially in the form attached hereto as Exhibit B. The B&W Notice shall state whether B&W agrees with the Company’s calculation of the applicable B&W Buyback Number, and if not, it shall state B&W’s proposal for the B&W Buyback Number and its calculation thereof. If the Company does not agree with B&W’s proposal, then B&W and the Company will negotiate in good faith, taking into account the advice of their respective outside tax counsel, to determine the appropriate B&W Buyback Number. However, if the parties cannot agree on the B&W Buyback Number within two business days following delivery of the B&W Notice to the Company, then the B&W Buyback Number proposed by B&W, as it may have been amended by B&W in connection with the negotiation between the parties, shall be the number of Shares the Company will repurchase from B&W with respect to the relevant Buyback Week.

5.	The B&W Buyback Number with respect to a Buyback Week shall be the lowest of:
     (i) the number of Shares such that, after the purchase of such Shares from B&W by the Company, the net total number of Shares sold by B&W to the Company under this Agreement shall be equal to the total number of Shares purchased by the Company from shareholders other than B&W for all periods through such Buyback Week pursuant to the Share Repurchase Program multiplied by the ratio of (x) B&W’s percentage ownership of the equity of the Company on the date of this Agreement, to (y) 1.0 minus B&W’s percentage ownership of the equity of the Company on the date of this Agreement, provided that such ratio shall be appropriately adjusted to reflect changes from time to time in B&W’s Percentage Interest that do not occur as part of the same plan as the purchases under the Share Repurchase Program or this Agreement;
     (ii) the maximum number of Shares that B&W can sell to the Company without decreasing B&W’s percentage ownership of the equity of the Company from the date of this Agreement to the end of such Buyback Week; and
     (iii) the maximum number of Shares, reasonably determined by B&W upon advice of its outside tax counsel after consultation with the Company, that B&W can sell to the Company without putting at risk the Intended Tax Treatment.
6.	The following rules shall apply for purposes of Paragraph A.5(ii) but shall not limit the discretion of B&W under Paragraph A.5(iii):
     (i) any Sale (as defined below) of Shares to the Company under this Agreement with respect to any Buyback Week (current or prior) shall be treated as having occurred or as occurring on the last day of such Buyback Week,
     (ii) unless reasonably determined otherwise by B&W upon advice of its outside tax counsel and after consultation with the Company, such calculation shall take into account any increase or decrease in the outstanding equity of the Company since the date of this Agreement for any reason, and
     (iii) B&W shall be entitled to provide itself with assurance of the Intended Tax Treatment, based on advice of its outside tax counsel and after prior consultation with the Company, by reducing the number of Shares otherwise determined under Paragraph A.5(ii) so as to permit B&W to assure itself that B&W’s percentage ownership of the equity of the Company does not decrease as a result of future events that may be considered to occur as part of the same plan as the purchases under the Share Repurchase Program or this Agreement, including, without limitation, issuances of new equity by the Company pursuant to the exercise of stock options, the issuance or vesting of restricted stock, or the issuance of any other equity to any third party reasonably expected to occur after the end of the applicable Buyback Week.
7.	For purposes of this Agreement other than Paragraph K, the determination of the number of outstanding Shares or other equity of the Company shall be based on Shares or equity considered outstanding for U.S. federal income tax purposes. Without limiting the generality of the foregoing, (i) restricted stock for which an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, (the “Code”) has been made shall be considered outstanding, (ii) other restricted stock shall not be considered outstanding prior to its vesting date and shall be considered outstanding beginning on the vesting date, and (iii) outstanding stock options, and outstanding awards of stock that have not yet been transferred to employees or directors for tax purposes, shall be disregarded. Any assumptions made for the purposes of determining the number of outstanding Shares shall be described in the Calculation Certificate.

8.	B&W shall deliver and sell to the Company, and the Company shall buy from B&W (each such transaction, a “Sale”), at or before 12:00 p.m. Eastern Time on the second business day following the date the B&W Buyback Number for the applicable Buyback Week becomes final (a “Closing Date”) a number of Shares (the “Sale Shares”) equal to such B&W Buyback Number. On each Closing Date, (a) B&W shall deliver to the Company’s transfer agent instructions to transfer the Sale Shares to the Company, together with such stock powers and other instruments as may be necessary to give effect to such instructions, and (b) upon confirmation from the Company’s transfer agent of receipt of such instructions, the Company shall pay the purchase price specified in Paragraph A.9 for the Sale Shares in immediately available funds to such account as B&W has designated in writing.

9.	The price per Share to be paid by the Company under a Sale with respect to a Buyback Week shall be the volume weighted average price (“VWAP”) paid by the Company for the Shares purchased from shareholders other than B&W (the “Prior Period Shares”) with respect to such Buyback Week. For purposes of this Agreement, VWAP is calculated by dividing the total consideration paid, without taking commissions into account, for the Prior Period Shares by the aggregate number of Prior Period Shares.

10.	The Company shall not be obligated to deliver a proposed B&W Buyback Number and neither the Company nor B&W shall be required to effect a Sale if the performance of their respective obligations would violate applicable law. Other than for the purposes of correcting any error, only one Calculation Certificate may be delivered and one Sale may be effected with respect to each Buyback Week.

11.	Any fractional amounts of Shares required to be sold to the Company under any B&W Notice, as the same may be amended, shall be rounded down to the nearest whole number.

12.	For purposes of this agreement, “business day” means a day which is not a Federal Reserve Bank holiday and on which the New York Stock Exchange is open for trading.

13.	If at any time the Company becomes aware that any statement previously made in a Calculation Certificate is wrong or misleading, or if the Company decides to issue equity not contemplated by the assumptions set forth in a Calculation Certificate, it shall promptly notify B&W in writing. If at any time B&W becomes aware that any statement previously made in a Calculation Certificate or B&W Notice is wrong or misleading, it shall promptly notify the Company in writing.

14.	In the event Paragraph A.13 applies, or if B&W reasonably determines based upon the advice of its outside tax counsel after prior consultation with the Company that its calculation of a B&W Buyback Number was incorrect, then the Company shall take remedial steps reasonably requested by B&W in order to permit B&W to assure itself of the Intended Tax Treatment, including if necessary, rescinding prior Sales under this Agreement.

B.	Term. The term of this Agreement shall commence on April 29, 2008 and shall terminate as of the earlier of April 29, 2009 and the expenditure of an aggregate of $350,000,000 pursuant to this Share Repurchase Agreement and the Share Repurchase Program, collectively. In addition: (a) B&W may terminate this Agreement at any time upon written notice to the Company, if B&W determines in good faith, upon advice of its outside tax counsel and after consultation with the Company, that based on the facts existing at such time, there is a reasonable risk that it is not possible to achieve the Intended Tax Treatment for sales of Shares to the Company pursuant to this Agreement (including through the exercise by B&W of its rights under paragraph J of this Agreement) and (b) the Company may terminate this Agreement, upon written notice to B&W, following public announcement by the Company of the termination of the Share Repurchase Program by the Board of Directors of the Company, provided that (i) no such termination shall be effective with respect to any Buyback Week, and (ii) paragraphs A.13, A.14, I, J and L shall survive such termination. If B&W determines in good faith, upon advice of its outside tax counsel and after consultation with the Company, that any circumstance has arisen that could reasonably be expected to cause it in the future to invoke its right to terminate the Agreement under clause (a) of the preceding sentence, it shall promptly notify the Company, and the parties shall use their reasonable best efforts to avoid the need for such termination.

C.	Intended Tax Treatment. The parties intend for the proceeds of any Sales pursuant to this Agreement paid to B&W from the Company in exchange for the Shares to be treated as a dividend pursuant to Sections 302(d) and 301(c)(1) of the Code and be eligible for Section 243(c) of the Code (such treatment the “Intended Tax Treatment”). For the avoidance of doubt, it shall be consistent with the Intended Tax Treatment if Section 1059(a)(1) of the Code applies, but not if Section 1059(a)(2) of the Code applies.

D.	Representations and Warranties.
1.	B&W represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of B&W, (ii) no Sale will contravene, or require any consent, notice or filing which has not been obtained, given or made, under (a) any law applicable to B&W, (b) the organizational documents of B&W or (c) any judgment, order or decree or any contract or agreement to which B&W is subject, (iii) B&W has or will have valid title to the Shares to be sold to the Company and the legal right and power to sell, transfer and deliver such Shares, (iv) the delivery of the Shares under each Sale will, upon payment of the purchase price therefor, pass valid title to the Company to such Shares free and clear of any security interests, claims, liens, equities, and other encumbrances, and (v) any B&W Notice delivered under this Agreement will be accurate in all material respects.

2.	The Company represents and warrants to B&W that (i) the execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of the Company, (ii) no Sale will contravene, or require any consent, notice or filing which has not been obtained, given or made, under (a) any law applicable to the Company, (b) the organizational documents of the Company or (c) any judgment, order or decree or any contract or agreement to which the Company is subject, (iii) any Calculation Certificate delivered under this Agreement will be accurate in all material respects, (iv) the Company has sufficient earnings and profits for the gross proceeds of all Sales under this Agreement to be treated as dividends within the meaning of Section 316 of the Code, and (v) the Company has delivered to B&W a certificate signed on behalf of the Company by the Chief Financial Officer, Chief Accounting Officer, Treasurer or Secretary of the Company setting forth the applicable information otherwise required pursuant to Exhibit A, treating for the purposes of this D.2(v) the calendar month ending prior to the date of this Agreement as the Calculation Period thereunder.
E.	Assignment; Third-Party Beneficiaries. This Agreement is intended solely for the benefit of the Company and B&W and may not be assigned, in whole or in part, except that B&W shall assign, any or all of its rights, interests and obligations under this Agreement to any Investor Party to which it transfers Shares, provided that such assignment shall not relieve B&W of its obligations hereunder and, provided, further that any Investor Party transferee agrees in writing to be bound by the provisions hereof. B&W may not assign its rights, or its obligations to deliver Shares, under this Agreement to any entity that is not a United

States domestic corporation for U.S. tax purposes during the term of this Agreement. This Agreement, except for Paragraph I, is not intended to confer any rights or remedies upon any Person other than the Company, B&W or any Investor Party referred to in the first sentence of this Section E.

F.	Sales Plan. It is the intent of the parties that this Agreement comply with the requirements of Rule 10b5-1(c) under the 1934 Act and this Agreement shall be interpreted to comply with the requirements of Rule 10b5-1(c) under the 1934 Act.

G.	Complete Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements, oral or written, with respect to such subject matter.

H.	Governing Law; Jurisdiction. Except to the extent specifically required by the North Carolina Business Corporation Act, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The parties declare that it is their intention that this Agreement be regarded as made under the laws of the State of Delaware and that the laws of the State of Delaware be applied in interpreting its provisions in all cases where interpretation shall be required, except to the extent the North Carolina Business Corporation Act is specifically required by such act to govern the interpretation of this Agreement.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in the Chancery Court of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or Chancery Court of the State of Delaware in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue in Delaware of any action, suit or proceeding arising out of this Agreement, (d) agrees that it will not bring any action relating to this Agreement in any court other than any Federal court sitting in the State of Delaware or Chancery Court of the State of Delaware, (e) waives any right to trial by jury with respect to any action related to or arising out of this Agreement, and (f) agrees that this Agreement involves at least $100,000 and has been entered into by the parties in express reliance upon 6 Del. C. § 2708. Without limiting the agreement of the parties set forth in this Section H, in the event that any dispute arising under this Agreement is subject to, or adjudicated by, the courts of the State of North Carolina, the parties agree that any such dispute will be adjudicated by the North Carolina Business Court (with any references in this Section H to Delaware courts being deemed to be references to North Carolina courts and any references in this Section H to the Chancery Court of the State of Delaware being deemed to be references to the North Carolina Business Court).

I.	Indemnity. The Company agrees to indemnify and hold B&W and its affiliates harmless, on an after-tax basis, from and against any loss, liability, claim, cost, damage or expense (including reasonable legal fees and expenses) suffered or incurred by B&W or any of its affiliates arising from or relating to the failure of B&W or any of its affiliates to obtain the Intended Tax Treatment resulting from the inaccuracy in any respect of information set forth in any Calculation Certificate delivered pursuant to this Agreement including but not limited to any increase in tax liability resulting from the Sales and arising from or relating to any such inaccuracy. Notwithstanding the foregoing, B&W shall not be entitled to indemnification hereunder to the extent its remedies under Paragraph B or J are adequate to assure the Intended Tax Treatment and the Company (a) confirms that B&W is entitled to exercise its remedies under such Paragraph B or J, as applicable, and (b) complies with such Paragraph B or J, as applicable.

J.	B&W Purchase Right.

1.	If B&W reasonably determines, based on advice of its outside tax counsel and after consultation with the Company, that there is a reasonable risk that it is not possible to achieve the Intended Tax Treatment for the Sale of any Shares to the Company because of equity issued or to be issued (in each case, for tax purposes) by the Company after the date hereof which reduces B&W’s percentage ownership of the equity of the Company, and such risk cannot be avoided by reducing the B&W Buyback Number for future Buyback Weeks, then B&W may deliver to the Company a written notice (a “Primary Purchase Notice”) stating that B&W wishes to repurchase from the Company (a “Primary Purchase”) a stated number of Shares (the “Purchase Number”) that it previously sold to the Company pursuant to this Agreement. The Purchase Number shall be reasonably determined by B&W, upon advice of its outside tax counsel after consultation with the Company, and shall not exceed the number of Shares that, if purchased, would eliminate the identified risk. B&W shall provide the Company with the method of calculation of the Purchase Number. The prices per Share (the “Purchase Price”) for such a purchase shall be the prices previously paid by the Company to B&W to purchase the equivalent number of Shares from B&W, determined on a “last in first out” basis.

2.	If B&W properly delivers a Primary Purchase Notice, the Company will be obligated to sell, and B&W shall be obligated to buy, a number of Shares equal to the Purchase Number for the Purchase Price at or before 12:00 p.m. Eastern Time on the second business day after the delivery of the Primary Purchase Notice.
K.	Governance Agreement. B&W shall not reduce, pursuant to Paragraph A.6(iii), the amount determined under Paragraph A.5(ii), and shall not purchase Shares from the Company under Paragraph J, to the extent such reduction or purchase would cause B&W’s Percentage Interest (after all purchases by the Company with respect to a Buyback Week) to exceed the Standstill Percentage plus 1.0%; provided, however, that solely for purposes of the calculation of B&W’s Percentage Interest under this Paragraph K, at any point in time, B&W’s Percentage Interest will be calculated by treating as already outstanding any Shares or other equity of the Company if (a) the future issuance of such Shares or other equity of the Company has been publicly announced or approved by the Board of Directors of the Company or (b) the Board of Directors of the Company has been informed of the possibility of the future issuance of such Shares or other equity of the Company.

L.	Company Repurchases of Shares.
1.	The parties understand that certain expected future issuances of Shares to third parties by the Company could reduce the number of Shares purchased by the Company from B&W under this Agreement, that such reduction may result in B&W’s Percentage Interest exceeding the Standstill Percentage to the extent permitted by Paragraph K, and that the actual issuance of such Shares by the Company would be expected to reduce B&W’s Percentage Interest below the Standstill Percentage. If, contrary to such expectations, the Company determines in good faith that such expected issuance will not take place and if the operation of Paragraph A.5(i) would not otherwise result in putting the parties in a position similar to the position they would be in if there had never been an expectation that the Company would issue the additional Shares, then the parties agree to comply with the procedures set forth in this Paragraph L in order to put the parties in such similar position.

2.	(i) If (a) the Company determines in good faith that such expected issuance of additional Shares will not take place, (b) the operation of Paragraph A.5(i) would not otherwise result in putting the parties in a position similar to the position they would be in if there had never been an expectation that the Company would issue the additional Shares, and (c) B&W had previously reduced, pursuant to Paragraph A.6(iii), the amount determined under Paragraph A.5(ii) or purchased Shares from the Company under Paragraph J to permit B&W to assure itself that B&W’s percentage ownership of the equity of the Company did not decrease as a result of such expected issuance of additional Shares, then the Company shall deliver to B&W a certificate (a “Purchase Certificate”) identifying the expected issuance which will not take place (a “Canceled Issuance”) and setting forth the number of Shares (the “Repurchase Number”) that the Company shall purchase from B&W as a result of such Canceled Issuance. The Repurchase Number in respect of a Canceled Issuance shall be equal to the lesser of (a) the sum of (i) the number of additional Shares that B&W would have sold to the Company under this Agreement previously if there had never been an expectation to issue additional Shares in such Canceled Issuance, and (ii) the number of Shares that B&W purchased from the Company under Paragraph J on the account of such Canceled Issuance, and (b) the maximum number of Shares that B&W may sell to the Company consistent with Paragraphs A.5(i), A.5(ii) and A.5(iii) as if such Shares were being sold to the Company for a Buyback Week. The price per Share (the “Repurchase Price”) for a purchase in respect of a Canceled Issuance shall be the volume weighted average price paid by the Company for the Shares purchased from shareholders other than B&W in all prior Buyback Weeks pursuant to the Share Repurchase Program. If B&W does not agree with the Company’s calculation of the Repurchase Number or Repurchase Price, then B&W and the Company will negotiate in good faith to determine the appropriate Repurchase Number or Repurchase Price, as applicable.
(ii) If the Company properly delivers a Purchase Certificate, then B&W will be obligated to sell, and the Company shall be obligated to buy, a number of Shares equal to such Repurchase Number for such Repurchase Price at or before 12:00 p.m. Eastern Time on the second business day after the determination of the Repurchase Number and Repurchase Price in accordance with Paragraph L.2(i) above.
3.	(i) If (a) B&W has previously reduced, pursuant to Paragraph A.5(iii), the number of shares to be sold to the Company, (b) the Company or B&W determines in good faith that any facts or assumptions relied upon by B&W in making the determination under Paragraph A.5(iii) are no longer correct or applicable, and (c) the operation of Paragraph A.5(i) would not otherwise result in putting the parties in a position similar to the position they would be in if such facts or assumptions had not been relied upon, then either the Company or B&W may deliver to the other party a certificate (a “Modification Certificate”) identifying the facts or assumptions that such party reasonably believes are no longer correct or applicable and setting forth the number of Shares (the “Additional Number”) that such party believes the Company can purchase from B&W consistent with such subsequent determination, Paragraphs A.5(i) and (ii), and the Intended Tax Treatment. If B&W provides the Modification Certificate, and the Company reasonably agrees with the calculations therein, then B&W shall sell the Additional Number to the Company. If the Company provides the Modification Certificate, then B&W shall reasonably consider, based on the advice of its outside tax counsel after consultation with the Company, whether it agrees with the calculations therein and whether selling such Additional Number to the Company would put the Intended Tax Treatment at risk. If the reasonable determination of B&W in accordance with the preceding sentence is that such calculations are incorrect or such a purchase would put the Intended Tax Treatment at risk, then to such extent B&W will have no obligation to sell such Shares to the Company. If, however, B&W reasonably determines that the calculations are correct and the sale of the Additional Number or an adjusted Additional Number would not put the Intended Tax Treatment at risk, then B&W will consummate the sale contemplated by the Modification Certificate, as so adjusted. The price per Share for a purchase under this Paragraph L.3 shall be the volume weighted average price paid by the Company for the Shares purchased from shareholders other than B&W in all prior Buyback Weeks pursuant to the Share Repurchase Program (the “Modification Repurchase Price”).
(ii)  If either the Company or B&W properly delivers a Modification Certificate, then B&W will be obligated to sell, and the Company shall be obligated to buy, a number of Shares equal to such Additional Number for such Modification Repurchase Price at or before 12:00 p.m. Eastern Time on the second business day after such determination of the Additional Number, if any, and Modification Repurchase Price in accordance with Paragraph L.3(i) above.
M.	Amendments; Waivers. No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. The failure of any party to this

Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

N.	Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to B&W, to

103 Foulk Road, Suite 117
Wilmington, DE 19803
Fax: (302) 658-4269
Attention: Corporate Secretary

with copies to:

Divisional Vice President, Tax and Treasury
Louisville Corporate Services, Inc.
401 South 4th Street, Suite 1200
Louisville, KY 40202
Fax: (502) 371-1795

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
Fax: 212-474-3700
Phone: 212-474-1000

Attention: Philip A. Gelston, Esq.
Sarkis Jebejian, Esq.

if to the Company, to

401 North Main Street
Winston-Salem, NC 27192
Fax: (336) 741-2998

Attention: General Counsel
with a copy to:

Jones Day
222 East 41st Street
New York, NY 10017
Fax: 212-755-7306
Phone: 212-326-3939

Attention: Jere R. Thomson, Esq.
Randi C. Lesnick, Esq.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BROWN & WILLIAMSON HOLDINGS, INC.,

by
/s/ Timothy J. Hazlett
Name: Timothy J. Hazlett
Title: President

REYNOLDS AMERICAN INC.,

by
/s/ Daniel A. Fawley
Name: Daniel A. Fawley
Title: Senior Vice President and Treasurer
[Signature Page to the Share Repurchase Agreement]

EXHIBIT A1

REYNOLDS AMERICAN INC. CALCULATION CERTIFICATE
Date: ________________
Calculation Period: beginning date___ending date___
Note: Unless otherwise indicated, all statements of outstanding shares, shares issued, shares acquired, percentage interest, etc. are to be based on the meaning of those terms for U.S. federal income tax purposes and otherwise will be calculated in accordance with the Share Repurchase Agreement.
Part A: Schedules
The following schedules are attached hereto (as applicable).
Schedule 1: General information and calculation of B&W Buyback Number.
Schedule 2: Schedule of all outstanding restricted stock and employee stock options including grant, vesting and expiration dates as of the end of the Calculation Period.
Schedule 3: Details of purchases made under the Program from parties other than B&W during the Calculation Period.
[Other]
Part B: Assumptions and Additional Information

Item 1.	State any assumptions made in arriving at the numbers provided in this exhibit and schedules hereto other than those explicitly mentioned in the Share Repurchase Agreement including, without limitation, treatment and number of shares held by corporate affiliates.

Item 2.	Describe any issuance of or reacquisition by the Company of equity of the Company (including but not limited to Shares) during the Calculation Period that has been made except made with respect to restricted stock or employee stock options.

Item 3.	Explanation of line items B3, C5, D6, D7, D11 and E3 on Schedule 1 (not otherwise described in Item 2).

Item 4.	Response to any additional information requested by tax counsel to B&W for purposes of its determinations pursuant to this Agreement.

[1]	Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Share Repurchase Agreement between Reynolds American Inc. and Brown & Williamson Holdings, Inc., dated April 29, 2008 (the “Share Repurchase Agreement”).

Part C: Representations
          The Company represents that, except as otherwise expressly noted below or elsewhere in this Exhibit A, (i) the Board of Directors of the Company has not been informed of and has not publicly announced or approved any intent, plan or arrangement directly or indirectly to issue or acquire any of its equity, other than the purchase of Shares pursuant to the Share Repurchase Program or pursuant to employee stock option or restricted stock plans, (ii) previously issued Calculation Certificates remain true, correct and complete as of their dates of issuance, (iii) if the Calculation Period includes a Buyback Week, it will have sufficient earnings and profits to permit the entire purchase price of all the Shares to be purchased pursuant to this Certificate to be treated as a dividend within the meaning of Section 316 of the Code and (iv) it does not have a Rabbi Trust or a similar arrangement holding shares.
Exceptions:
          The undersigned hereby certifies on behalf of Reynolds American Inc. that the statements contained herein and on schedules attached hereto are true, correct and complete.

REYNOLDS AMERICAN INC.,

by
Name:
Title:

          Schedule 1: General Information and Calculation of B&W Buyback Number

General
Calculation Period (“period”)
Includes Buyback Week (Y/N)

A	Date of Agreement—April 29, 2008
A1	Shares owned by B&W
A2	Total outstanding shares (SEC)
A3	Restricted Shares outstanding—no 83(b) election
A4	Total outstanding Shares (tax)	A2-A3
A5	B&W percentage ownership (tax)	A1/A4
A6	B&W percentage ownership (SEC)	A1/A2
A7	Governance cap percentage (SEC)
A8	Governance cap percentage (SEC) plus 1%

B	Beginning of Period
B1	Total outstanding Shares (SEC)
B2	Restricted Shares outstanding — no 83(b) election
B3	SEC Shares not outstanding for tax purposes (other than B2)
B4	Shares to be purchased by RAI from third parties for prior periods
B5	Shares to be purchased by RAI from B&W for prior periods
B6	Shares to be purchased by RAI from third parties & B&W for prior periods	B4+B5
B7	Total net outstanding Shares (tax)	B1-B2-B3-B6
B8	Shares owned by B&W
B9	Net Shares owned by B&W	B8-B5
B10	B&W percentage interest (tax)	B9/B7

C	Events During Period
C1	Restricted Shares becoming vested (net of Tax Shares cancelled) (tax)
C2	Vested EIAP shares issued
C3	Options exercised (net of Tax Shares cancelled)
C4	Shares bought or to be bought under buyback plan from third parties for current period
C5	Net issuances or reacquisitions* by RAI of Shares (tax) except C1, C2, C3, C4
C6	Net Shares outstanding (tax) on last day of period before buyback from B&W	B7+C1+C2+C3-C4+C5
C7	Restricted Shares (including Tax Shares) forfeited or cancelled (SEC)
C8	Net issuances or reacquisitions* by RAI of Shares (SEC) except C2, C3, C4, C7
C9	Net Shares outstanding (SEC) on last day of period before buyback from B&W	B1-B6+C2+C3-C4-C7+C8

*	Use positive number for net issuances and negative number for net reacquisitions

Calculation of Buyback Number

D	Calculation Pursuant to Section A.5(ii) of the Agreement
D1	B&W shares owned on last day of period (B9 adjusted for any unrelated purchases/sales)
D2	Shares to be purchased by RAI from B&W from prior periods	B5
D3	Net Shares owned by B&W on last day of period	D1-D2
D4	Net Shares outstanding (tax) on last day of period before buyback from B&W	C6
D5	Assumed future issuance used for immediately preceding period
D6	Increases in assumed issuances for this period
D7	Decreases in assumed issuances for this period
D8	Assumed future issuance to be used for current period	D5+D6-D7
D9	Shares outstanding (tax) on last day of period including assumed future issuances	D4+D8
D10	Tentative Buyback Number based on (D3-D10)/(D9-D10)=A5	(D3-A5*D9)/(1-A5)
D11	Proposed reduction to tentative Buyback Number, if any
D12	B&W Buyback Number under A.5(ii)	D10-D11

E	Calculation Pursuant to Section A.5(i) of the Agreement
E1	Sum of all buybacks from third parties (including for current period)
E2	B&W percentage ownership on first day of Agreement (tax)	A5
E3	Adjustment to B&W percentage ownership pursuant to A.5(i), If any
E4	Adjusted B&W percentage ownership pursuant to A.5(i)	E2+E3
E5	Cumulative limit on proposed purchases from B&W	E1*E4/(1-E4)
E6	All purchases from B&W for prior periods (even if not yet made)
E7	B&W Buyback Number under A.5(i)	E5-E6

F	Proposed B&W Buyback Number
F1	Proposed B&W Buyback Number (lower of D12 & E7, rounded down to nearest whole share)

G	B&W Status At End of Period Under Proposed B&W Buyback

G1	Shares outstanding on last day of period after all buybacks (SEC)	C9-F1
G2	Same as G1 but including assumed issuances (SEC)	G1+D8
G3	Shares outstanding on last day of period after all buybacks (tax)	C6-F1
G4	Same as G3 but including assumed issuances (tax)	G3+D8
G5	B&W Shares owned end of period after buyback (assuming no other purchase/sale during period)	B9-F1
G6	B&W percentage ownership after buyback (actual) (tax)	G5/G3
G7	B&W percentage ownership after buyback (including assumed issuances) (tax)	G5/G4
G8	B&W percentage ownership after buyback (actual) (SEC)	G5/G1
G9	B&W percentage ownership after buyback (including assumed issuances) (SEC)	G5/G2
G10	B&W portion of total shares bought back for period	F1/(C4+F1)

H	Payment to B&W
H1	Total dollars paid to third parties (before commission) for purchases for this period
H2	Volume weighted average price per Share	H1/C4
H3	Settlement Date
H4	Amount to be paid to B&W	H2*F1

I1	Total dollars buyback for period	H1+H4
I2	Total dollars of buyback (cumulative)	H1+H4 (cumulative)

EXHIBIT B2
B&W NOTICE
Date: ________________
Calculation Period ending: ___
Date of Calculation Certificate___
___We agree with the B&W Buyback Number stated in such Calculation Certificate
___We DO NOT agree with the B&W Buyback Number stated in such Calculation Certificate.
     B&W Buyback Number proposed by B&W:
     [Explanation]

[2]	Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Share Repurchase Agreement between Reynolds American Inc. and Brown & Williamson Holdings, Inc., dated April 29, 2008 (the “Share Repurchase Agreement”).